Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2018 Results

Revenues: $1.1 billion
Diluted earnings per share: $1.08
Net income: $49 million
EBITDA(1) as a % of revenues: 6.6%
Cash flows provided by operating activities: $88 million
Book-to-bill ratio of approximately 1.2

MCLEAN, VA, June 12, 2017—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the first quarter ended May 5, 2017.

“In the first quarter of fiscal year 2018, SAIC’s business development and cash flow performance was strong. The first quarter margins were below expectations due to increased costs and investment on our platform integration programs as we work towards completing Marine Corps prototype vehicles.” said SAIC CEO Tony Moraco. “We continue to focus on operational improvements and disciplined capital deployment that provide the company with a strong foundation to execute against improving market dynamics.”

First Quarter of Fiscal Year 2018: Summary Operating Results

	Three Months Ended
	May 5, 2017	Percent change		May 6, 2016
	(in millions, except per share amounts)
Revenues	$1,103	(9%)		$1,215
Operating income	63	(5%)		66
Operating income as a percentage of revenues	5.7%	30	bps	5.4%
Adjusted operating income(1)	63	(14%)		73
Adjusted operating income as a percentage of revenues	5.7%	-30	bps	6.0%
Net income	49	48%		33
EBITDA(1)	73	(10%)		81
EBITDA as a percentage of revenues	6.6%	-10	bps	6.7%
Adjusted EBITDA(1)	73	(15%)		86
Adjusted EBITDA as a percentage of revenues	6.6%	-50	bps	7.1%
Diluted earnings per share	$1.08	52%		$0.71
Cash flows provided by operating activities	$88	151%		$35
Free cash flow(1)	$84	171%		$31

Revenues for the quarter decreased $112 million, or 9%, compared to the prior year quarter primarily due to one additional week in the prior year quarter ($88 million), contracts losses ($25 million) and other net declines across the portfolio primarily due to customer budget constraints. These decreases were partially offset by higher revenue on platform integration programs supporting the U.S. Marine Corps and a new information technology contract supporting the U.S. Army ($29 million).

The Company’s internal revenue contraction(1) for the first quarter was 1.8%. As is shown in Schedule 5, to calculate internal revenue growth or contraction, first quarter fiscal 2017 revenues were adjusted to exclude the estimated impact of the additional week in order to provide a more equitable comparison to the current year.

(1) Non-GAAP measure, see Schedule 5 for information about this measure.

Operating income as a percentage of revenues increased to 5.7% of revenues, compared to 5.4% for the prior year quarter due to the absence of acquisition and integration costs in the current year ($7 million), a reduction in estimated lease exit costs as we rationalize our facilities in the National Capital Region ($7 million) and lower amortization of intangible assets ($2 million), partially offset by higher net unfavorable changes in estimates on contracts accounted for under the percentage-of-completion method ($11 million). Net unfavorable changes in estimates were largely driven by increased costs to meet testing and mission requirements necessary to complete the Engineering, Manufacturing and Development (EMD) phase of the platform integration programs supporting the U.S. Marine Corps ($9 million).

Net income for the quarter increased $16 million from the comparable prior year period primarily due to lower income tax expense ($16 million), as a result of the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. Based on the required adoption of the new standard we recognize the excess tax benefits ($16 million) related to employee share-based payments as a reduction to income tax expense rather than as previously recorded to additional paid in capital in equity.

EBITDA(1) as a percentage of revenues for the quarter was 6.6%, compared to 6.7% for the prior year quarter, which was impacted by higher net unfavorable changes in estimates on contracts accounted for under the percentage-of-completion method, offset by a reduction in estimated lease exit costs and the absence of acquisition and integration costs in the current year.

Diluted earnings per share was $1.08 for the quarter. Diluted earnings per share was impacted by the accounting change related to ASU 2016-09 by $0.35. The weighted-average diluted shares outstanding during the quarter was 45.5 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the first quarter were $88 million, which represented an increase from the comparable prior year quarter. The increase in operating cash flows over the prior year period was primarily due to payments for an extra week of payroll in the prior year quarter, excess tax benefits for stock based compensation in the current year quarter ($16 million) and prior year working capital investments in Marine Corps platform integration and IT services programs ($5 million).

During the quarter SAIC deployed $61 million of capital, consisting of $38 million in plan share repurchases (474 thousand shares) under SAIC’s previously announced share repurchase program, $14 million in cash dividends, and $9 million for a voluntary debt prepayment.

Quarterly Dividend Declared

Subsequent to quarter-end, the Company’s Board of Directors declared a cash dividend of $0.31 per share of the Company’s common stock payable on July 28, 2017 to stockholders of record on July 14, 2017. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the quarter were approximately $1.3 billion, which reflects a book-to-bill ratio of approximately 1.2. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $8.2 billion of which $1.8 billion was funded.

SAIC was awarded the following notable contracts during the quarter:

U.S. Environmental Protection Agency: The General Services Administration (GSA) Federal Systems Integration and Management Center (FEDSIM) awarded SAIC a new task order on behalf of the Environmental Protection Agency (EPA) to deliver, manage, and evolve end-user information technology (IT) services, communication and collaboration tools, and end-user devices and applications for the entire EPA enterprise. The single-award contract has a one-year base period of performance, four one-year options, and a total award value of approximately $320 million if all options are exercised.

U.S. Intelligence Community: SAIC was awarded contracts and task orders valued at approximately $222 million, if all options are exercised, by U.S. national security and intelligence community customers. Although these customers and the specific nature of these contracts are classified, they all encompass strategic, end-to-end services that help bolster national security.

(1) Non-GAAP measure, see Schedule 5 for information about this measure.

U.S. Navy – Space and Naval Warfare Systems Center Atlantic: The Space and Naval Warfare Systems Center (SSC) Atlantic awarded SAIC a task order to continue to perform command, control, communications, computers, intelligence, surveillance, and reconnaissance (C4ISR) engineering upgrades and integration for tactical vehicles. The task order has a one-year base period of performance, a six-month option, and a total award value of approximately $61 million if the option is exercised.

SAIC was awarded the following notable contract subsequent to the end of the quarter:

NASA GSFC Omnibus Multidisciplinary Engineering Services: The National Aeronautics and Space Administration (NASA) awarded SAIC a new single-award, indefinite-delivery, indefinite-quantity contract to provide multidiscipline engineering support services to the Goddard Space Flight Center in Greenbelt, Maryland. The NASA Omnibus Multidiscipline Engineering Services (OMES) II contract covers engineering support to Goddard’s Applied Engineering and Technology Directorate (AETD). SAIC will provide engineering services for the study, design, systems engineering, development, fabrication, integration, testing, verification, and operation of spaceflight, airborne, and ground system hardware and software, including development and validation of new technologies to enable future space and science missions. The contract has a five-year base period of performance and an award ceiling of $620 million.

Webcast Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on June 12, 2017. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com

Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	May 5, 2017	May 6, 2016
(in millions, except per share amounts)
Revenues	$1,103	$1,215
Cost of revenues	1,007	1,098
Selling, general and administrative expenses	33	51
Operating income	63	66
Interest expense	11	14
Income before income taxes	52	52
Provision for income taxes	(3)	(19)
Net income	$49	$33
Weighted-average number of shares outstanding:
Basic	43.7	45.0
Diluted	45.5	46.5
Earnings per share:
Basic	$1.12	$0.73
Diluted	$1.08	$0.71
Cash dividends declared and paid per share	$0.31	$0.31

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 5, 2017	February 3, 2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$207	$210
Receivables, net	582	539
Inventory, prepaid expenses and other current assets	128	152
Total current assets	917	901
Goodwill	863	863
Intangible assets, net	195	200
Property, plant and equipment, net	58	60
Other assets	17	18
Total assets	$2,050	$2,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$443	$432
Accrued payroll and employee benefits	180	158
Long-term debt, current portion	24	25
Total current liabilities	647	615
Long-term debt, net of current portion	1,014	1,022
Other long-term liabilities	53	51
Total equity	336	354
Total liabilities and equity	$2,050	$2,042

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	May 5, 2017	May 6, 2016
	(in millions)
Cash flows from operating activities:
Net income	$49	$33
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10	16
Stock-based compensation expense	8	10
Excess tax benefits from stock-based compensation	-	(4)
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(43)	(61)
Inventory, prepaid expenses and other current assets	23	(2)
Other assets	1	-
Accounts payable and accrued liabilities	16	26
Accrued payroll and employee benefits	22	17
Other long-term liabilities	2	-
Net cash provided by operating activities	88	35
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(4)	(4)
Net cash used in investing activities	(4)	(4)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(14)
Principal payments on borrowings	(9)	(15)
Issuances of stock	2	1
Stock repurchased and retired or withheld for taxes on equity awards	(65)	(47)
Excess tax benefits from stock-based compensation	-	4
Disbursements for obligations assumed from Scitor acquisition	(2)	(2)
Net cash flows used in financing activities	(88)	(73)
Total decrease in cash, cash equivalents and restricted cash	(4)	(42)
Cash, cash equivalents and restricted cash at beginning of period	218	209
Cash, cash equivalents and restricted cash at end of period	$214	$167

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 5, 2017	February 3, 2017
	(in millions)
Funded backlog	$1,790	$1,811
Negotiated unfunded backlog	6,406	6,209
Total backlog	$8,196	$8,020

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

Internal revenue growth

Three Months Ended
May 5, 2017
(in millions)
Prior year period's revenues, as reported	$1,215
Prior year period's revenues performed by former Parent	(4)
Estimated impact of 53rd week	(88)
Revenues of acquired business for the pre-acquisition prior year period	-
Prior year period's revenues, as adjusted	1,123
Current year revenues, as reported	1,103
Internal revenue growth (contraction)(1)	$(20)
Internal revenue growth (contraction) percentage	(1.8%)

We utilize internal revenue growth (or internal revenue contraction if negative) to evaluate revenue growth after the completion of acquisitions. Internal revenue growth is calculated by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We also adjust current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc. (“former Parent”) since revenues on pre-separation joint work are recorded equal to cost and are expected to decline over time. For fiscal 2017, a 53-week fiscal year, we have also adjusted revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the current year period. We estimate the revenue impact of the additional week by dividing the prior year’s revenues for the first quarter by the number of days in the first quarter and multiplying that amount by the number of additional days in the first quarter. We believe that adjusting prior year revenues to reflect the impact of the additional week improves comparability since differences in the number of days generally have a direct impact on the amount of revenues earned during the respective periods. We believe that internal revenue growth provides management and investors with useful information in assessing trends on how successful the Company has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions.

(1) Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted operating income, EBITDA and Adjusted EBITDA

	Three Months Ended
	May 5, 2017	May 6, 2016
	(in millions)

Net income	$49	$33
Interest expense	11	14
Provision for income taxes	3	19
Depreciation and amortization	10	15
EBITDA(1)	73	81
EBITDA as a percentage of revenues	6.6%	6.7%
Acquisition and integration costs	-	7
Depreciation included in acquisition and integration costs	-	(2)
Adjusted EBITDA(1)	$73	$86
Adjusted EBITDA as a percentage of revenues	6.6%	7.1%

Operating income	$63	$66
Operating income as a percentage of revenues	5.7%	5.4%
Acquisition and integration costs	-	7
Adjusted operating income(1)	$63	$73
Adjusted operating income as a percentage of revenues	5.7%	6.0%

EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance as they relate to the Company’s significant acquisition of Scitor. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1) Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Free Cash Flow

	Three Months Ended
	May 5, 2017	May 6, 2016
	(in millions)
Cash flows provided by operating activities	$88	$35
Expenditures for property, plant, and equipment	(4)	(4)
Free cash flow(1)	$84	$31

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1) Non-GAAP measure, see above for definition.